LEMONADE, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of the Effective Date (as defined below), between Lemonade, Inc., a Delaware corporation (the “Company”) and John Peters.(the “Employee”) (collectively referred to herein as the “Parties”).
RECITALS
WHEREAS, the Employee is currently employed by the Company as its Chief Insurance Officer pursuant to the terms of that certain Employment Agreement by and between the Parties, dated as of October 3, 2016 and effective as of September 26, 2016 (the “Prior Agreement”)
WHEREAS, the Parties desire to amend, restate and supersede the Prior Agreement in its entirety on the terms and conditions set forth herein, effective of as the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”); and
WHEREAS, subject to the terms and conditions set forth herein, the Company agrees to continue to employ the Employee on and following the Effective Date and the Employee agrees to accept such continued employment with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereby agrees as follow:
1. Services. Effective on the Effective Date, the Company hereby will continue to employ Employee to render services as Chief Insurance Officer of the Company, assuming and discharging such responsibilities as are commensurate with Employee s position and as are reasonably directed or requested by his/her direct Supervisor (as defined below) and the Chief Executive Officer (“CEO”) (the “Services”). The Employee acknowledges and agrees that the performance of the Services may require domestic and international travel. The Employee shall be subject to and shall perform the Services as directed by the CEO or whoever is appointed by him for this purpose (the “Direct Supervisor”). The provisions of this Agreement shall apply to the Parties as of the Effective Date. Employee shall use his/her best efforts, skills and abilities in the performance of the Services, shall perform the Services faithfully, and shall devote Employee’s full business time and effort to the performance of the Services. This Section 1, however, shall not be construed to prevent Employee from making passive outside investments so long as such investments do not require time of Employee during regular business hours or otherwise interfere with the performance of Employee’s duties and obligations hereunder.
2. Incorporation of Company Policies. Every term of the Company’s Intellectual Property, Confidentiality and Non-Competition Policy, a copy of which is attached as Exhibit A (the “Restrictive Covenants Agreement”) is specifically incorporated into this Agreement, and Employee agrees and acknowledges to continue to comply with the covenants therein. In addition, the Company’s Employee Handbook and such other policies as the Company may adopt

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from time to time of which Employee is advised shall be a part of and incorporated into this Agreement.
3. Compensation. Employee shall be entitled to compensation under the following terms for the duration of his/her employment with the Company:
3.1 Base Salary. Employee shall be entitled to compensation of $425,00 per annum (the “Base Salary”). The Company will review Employee’s performance and compensation at least annually, and it may, at the discretion of the Board from time to time, increase the compensation to be paid to Employee or provide additional compensation to Employee, whether permanently or for a limited period of time, in order to recognize and fairly compensate Employee for the value of his/her services to the Company.
3.2 Benefits. Employee shall be entitled to participate in any and all employee welfare and health benefit plans including, but not limited to, life insurance, health and medical, dental and disability plans, and other employee benefit plans, including but not limited to qualified pension plans and 401(k) plans, which may be established by the Company from time to time for the benefit of other Company employees. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.
3.3 Personal Time Off. In addition to holidays observed by Company, Employee shall be entitled to a total of 20 days of paid Personal Time Off which includes vacation, personal, and sick days (“Personal Time Off”) during which all compensation, earned benefits and other rights that the Employee is entitled to hereunder shall be provided in full. The Employee may take such Personal Time Off in the Employee’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company. Nothing herein shall be construed to create entitlement on behalf of the Employee for paid Personal Time Off as an earned or accrued benefit or as earned or accrued compensation of any kind.
3.4 Deductions from Compensation and Benefits. The Company may withhold from any compensation or benefits payable to Employee all federal, state, local, and other taxes and other amounts as permitted or required by applicable law, rule or regulation.
3.5 Business Expenses. It is hereby clarified that unless indicated specifically otherwise in this Agreement, the Base Salary includes reimbursement or all daily travel expenses, costs, food costs, out-of-pocket and/or other expenses relating to the performance of the Services, and that the Employee shall not be entitled to any additional payment in connection with the Services. Notwithstanding the above, the Employee shall be entitled to reimbursement of (i) special or extraordinary expenses necessary for the performance of the Services, provided that such expenses have been approved in advance and in writing by the Company and (ii) reasonable costs and expenses relating to Employee’s travel between his home and the Company’s offices in New York, New York.
3.6 Indemnification. To the fullest extent permitted by law the Company shall, both during and after Employee’s Termination Date, indemnify and defend Employee (including the

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advancement of expenses) for any judgments fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer director or employee of the Company or any of its subsidiaries or affiliates. In addition, Employee shall be covered, both during and up to 24 months after the Termination Date, by director and officer liability insurance to the maximum extent that such insurance covers any officer or director (or former officer or director) of the Company.
4. Termination. The Company or the Employee may terminate this Agreement at any time for any reason or no reason, subject to the following provisions:
4.1 Voluntary Termination. Employee may voluntarily terminate his/her employment with the Company by providing written notice 6 months in advance of such termination. In such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the compensation benefits and reimbursable expenses owing to Employee through the date of such termination, provided that if Employee terminates for Good Reason, the notice period shall be determined in accordance with the Good Reason Process and the Company also shall pay the Severance Benefits, in accordance with the terms of the Severance Agreement, as if such termination was a termination without Cause for purposes of such Severance Agreement.
4.2 Termination without Cause. The Company may terminate Employee’s employment without Cause by providing written notice to Employee. In such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the compensation, benefits and reimbursable expenses owing to Employee through the date of such termination and the Severance Benefits in accordance with the terms of the Severance Agreement.
4.3 At Will Employment. All employment with the Company is, and remains, at will, which means that Employee is not guaranteed any particular length of employment, and that either Employee or the Company can end the relationship at any time, with or without cause and with or without notice. No one can alter the at will nature of the employment relationship except by an express statement in writing.
4.4 Termination for Cause. Employee may be terminated at time for “Cause” (defined below) by written notice to Employee setting forth in reasonable detail the nature of the Cause, and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heir and assigns, his/her Base Salary and benefits, and reimbursable expenses owing to Employee through the date of such termination.
4.5 Termination due to Death or Disability. This Agreement shall terminate upon the death of Employee, and Employee may be terminated by reason of “Disability” and, in either such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heirs or estate, his/her Base Salary, benefits and reimbursable expenses owing to Employee through the date of such termination.

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4.6 Cause. “Cause” for Termination shall include the following conduct of the Employee:
4.6.1 Breach of any material provision of this Employment Agreement by the Employee, provided that the Company must notify Employee in writing within 30 days of the date such purported breach occurs, and Employee shall have 30 days from Employee’s receipt of notice to cure the purported violation, with the Company’s reasonable cooperation during such period; further provided that only two (2) such notices shall be required in any twelve (12) month period;
4.6.2 Material refusal to perform the duties assigned to the Employee under or pursuant to this Employment Agreement which refusal has not been cured by the Employee after having been given ten (10) calendar days’ written notice of such breach provided, however, that only two (2) such notices shall be required in any twelve (12) month period·
4.6.3 Misappropriating material funds or material property of the Company so as to cause damage to the Company.
4.6.4 Violating any written policy of the Company set forth in the Company’s employee handbook, provided that the Company must notify Employee in writing within 30 days of the date such purported violation occurs, and Employee shall have 30 days from Employee’s receipt of notice to cure the purported violation, with the Company s reasonable cooperation during such period.
4.6.5 A material breach of the employee’s duty of loyalty to the Company;
4.6.6 Acts of material dishonesty by the Employee that cause the Company to be in violation of governmental regulations that subject the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties; or
4.6.7 Disclosure or use of confidential information of the Company, other than as specifically authorized and required in the performance of Employee’s duties.
4.7 Disability. “Disability” for termination pursuant to this Section 4 shall be defined as the inability of Employee to perform any of his/her essential duties hereunder for a period of one-hundred eighty (180) consecutive calendar days by reason of disability as a result of illness, accident or other physical or mental incapacity or disability. If there should be a dispute between the Company and Employee as to whether or not Employee has suffered a Disability, then the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed on by the Parties or their representatives, or if the Parties cannot agree within ten (10) days after a request for designation of such Party, then a physician or psychiatrist designated by any provider of disability insurance to the Company or, if none, each Party shall select a physician or psychiatrist of their choice, and said physician/psychiatrists shall select a physician/psychiatrist who shall serve as the impartial party to resolve the determination of disability. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding on the Parties hereto.

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4.8 “Good Reason” means that Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without Employee’s consent:
4.8.1 a material reduction of Employee’s then effective base salary·
4.8.2 a material reduction of Employee’s aggregate Company-provided benefits below those in effect immediately prior to such change, if such reduction is not applied as part of an overall reduction in benefits in which Employee is treated proportionally with other employees, given his position, length of service, income and other relevant factors customary for companies such as the Company in the medical device industry at the time, unless Employee accepts such reduction in writing;
4.8.3 a material reduction by the Company in Employee’s duties or responsibilities;·
4.8.4 a failure or refusal of any acquiring or surviving corporation or other entity or person to assume the Company’s obligations under this Agreement;
4.8.5 any material breach by the Company of any of the material provisions of this Agreement.
(each a “Good Reason Condition”).
4.9 “Good Reason Process” means that (i) Employee notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (ii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (iii) notwithstanding such efforts the Good Reason condition continues to exist· and (iv) Employee terminates employment within 60 days after the end of the Cure Period.
4.10 “Severance Benefits” shall mean the benefits set forth in the Severance Agreement attached as Annex A hereto (the “Severance Agreement”).
4.11 Payments and Other Matter. Following Employee’s termination for any reason, whether by Company or Employee, within ten (10) business days following the date of submission, the Company shall pay all claims for reimbursement of business expenses that are submitted within thirty (30) days of termination and within thirty (30) days following the date of termination.
4.12 Survival. In addition to any provisions of this Agreement that by their terms or nature are intended to survive termination of this Agreement, Section 2 (and the Restrictive Covenants Agreement), 3.3, and 5.2 through 5.10, shall survive the termination of Employee’s employment, and the Parties shall remain bound thereby.
5. General Provisions.
5.1 Injunctive Relief. Employee agrees that in the event of any violation of this Agreement by Employee, the Company may be entitled, in addition to any other rights or remedies which it might have, to maintain an action for damages and permanent injunctive relief,

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and in addition the Company shall be entitled to preliminary injunctive relief, it being agreed and understood that the substantive and irreparable damages which a party might sustain upon any such violation could be impossible to ascertain in advance. Employee further agrees that nothing in this Agreement shall be construed as a limitation upon the remedies the Company might have for any wrongs of Employee. Employee acknowledges that any violation of his/her obligations described herein may result in disciplinary action, including dismissal from the Company, as well as and any other appropriate relief for the Company including money damages and equitable relief, together with associated attorney fees.
5.2 Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York. Each of the Parties irrevocably consents and submits to the jurisdiction of the Superior Court of the State of New York and the United States District Court for the District of New York in connection with any suit, action, or other proceeding concerning this Agreement. Employee waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise. Employee agrees to accept service of process by certified mail at Employee’s last known address, unless Employee has previously provided an alternate address at which he agrees to accept service, in writing to the Company.
5.3 Severability. If any of the provisions of this Agreement shall be un awful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.
5.4 Amendment and Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the Parties, or in the case of a waiver, by the Party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the Parties. The failure of either Party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
5.5 Notice. All notices requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable Party at the address set forth on the first page of this Agreement or such other address as may be designated, from time to time, by the Parties in writing and shall be deemed received on the date delivered if delivered by hand and otherwise on the date received.
5.6 Successors and Assigns. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee without the prior written consent of Company. The Company has the right to assign this Agreement to any of its subsidiaries. In the event of any assignment of this Agreement, all terms and conditions

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herein will be binding upon and inure to the benefit of the Parties hereto and their respective permitted transferees, successors, and assigns. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise. Any such successor referred to in this paragraph shall thereafter be deemed “the Company” for the purpose hereof.
5.7 Legal Expenses. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to reimbursement of its costs and expenses (including attorney’s fees) from the non-prevailing party.
5.8 Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
5.9 Section 409A. It is intended that the compensation and benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes.
5.10 Entire Agreement. This Agreement, including Annex A which shall form a part hereof, contains the entire agreement of the Parties concerning the Employee’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject (including, without limitation, the Prior Agreement) are merged herein and superseded hereby, provided that, the Restrictive Covenants Agreement shall remain in full force and effect. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the Parties.

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IN WITNESS WHEREOF, each of the arties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
        EXECUTIVE:  COMPANY

        /s/John Peters      /s/ Shai Wininger
        Name: John Peters     Name: Shai Wininger
        Title: Chief Insurance Officer    Title: President, Chief Operating
Officer and Secretary

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Exhibit A

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Annex A

Severance Agreement

THIS SEVERANCE AGREEMENT (the “Severance Agreement”) is entered into as of the Effective Date (as defined below) between Lemonade, Inc. (together with any Affiliate that may employ you from time to time, the “Company”) and        (“Executive” or “you”).

1.    Definitions. The following capitalized terms used herein shall have the following meanings:

(a)           “Affiliate” means (a) any Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

(b)           “Annual Bonus” means the annual variable cash compensation you are eligible to receive as determined from time to time by the Company, whether acting through the Company’s Board of Directors (the “Board”), a committee thereof or otherwise, based on the achievement of certain Company and/or individual performance objectives.

(c)           “Base Pay” means your annual base compensation, as determined from time to time by the Company, whether acting through the Board, a committee thereof or otherwise, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the Company.

(d)           “Cause” means “Cause” (or any term of similar effect) as defined in your employment agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any Affiliate or any material breach of a written agreement between the Holder and the Company or any Affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or your direct supervisor, which involves the business of the Company and/or its Affiliates and was capable of being lawfully performed; (iii) dismissal under the circumstances defined in Section 16 and/or Section 17 of the Israeli Severance Pay Law, 1963; (iv) embezzlement of funds of the Company and/or its Affiliates; your commission of, indictment for or your entry of a plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (v) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties;; or (vi) any acts, omissions or statements by you which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Affiliate.

(e)           “Change in Control” shall have the meaning set forth in the Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment or benefit event with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

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(f)            “Change in Control Protection Period” means the period beginning on the date three months prior to the consummation of the Change in Control and ending on the first anniversary of such Change in Control.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Date of Termination” means the date of termination of your employment for any reason.

(i)            “Disability” means “Disability” (or any term of similar effect) as defined in your employment agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), then Disability means an illness (mental or physical) or incapacity, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(j)            “Equity Awards” means all stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the Incentive Award Plan.  For the avoidance of doubt, “Equity Awards” shall not include any cash or cash-based awards granted pursuant to the Incentive Award Plan.

(k)           “Incentive Award Plan” means Lemonade, Inc. 2020 Incentive Award Plan (or any successor equity incentive plan of the Company).

(l)            “Lemonade Entities” means Lemonade, Inc. and its direct and indirect Subsidiaries.

(m)          “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain

2.     Term of Agreement. The term of this Agreement will commence as of the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”) and shall continue in effect until your Date of Termination.

3.     Termination and Eligibility for Severance.

(a)           Accrued Benefits.  Upon any termination of your employment, you will be paid (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s applicable expense reimbursement policies. Hereafter, items (i) through (iii) in this Section 3 are referred to as “Accrued Benefits.’’ If termination of your employment is for any reason other than by the Company without Cause (other than due to death or Disability), you will be entitled to receive only the Accrued Benefits.

(b)           Severance Payments and Benefits. Subject to Sections 3(c), 5 and 6 of the Agreement:

(i)            Non-CIC Severance Payments and Benefits.  If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, outside of the Change in Control Protection Period, then, in addition to the Accrued Benefits, the Company will provide you the following severance and related post-termination benefits (the “Non-CIC Severance Payments and Benefits”):

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(1)           The Company shall, during the period beginning on the Date of Termination and ending on the six (6)-month anniversary of the Date of Termination, pay to you an amount equal to the sum of six (6) months of your Base Pay as in effect immediately prior to the Date of Termination  and  fifty percent (50%) of your target Annual Bonus for the calendar year in which the Date of Termination occurs (collectively, the “Non-CIC Severance Payment”);

(2)         The Company shall pay you an amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the sixth month anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination). For the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions. The cash payment provided for in this Section 3(b)(i)(2) or Section 3(b)(ii)(2), as applicable, is referred to herein as the “Continued Benefit Payment”);

(3)         Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, each outstanding unvested Equity Award held by you immediately prior to the Date of Termination that is subject to vesting based solely upon your continuous service with the Company that would have vested during the six (6)-month period following the Date of Termination had you remained employed shall remain outstanding and shall automatically vest and become exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become effective and irrevocable as of such date (the “Non-CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards  shall automatically be forfeited for no consideration on such date, and

(4)         Subject to the provisions of Sections 3(c) and 6, the Non-CIC Severance Payment and Continued Benefit Payment shall be paid in equal installments during the six (6)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on the first payroll date following the 60th day following the Date of Termination (such payroll date, the “Severance Commencement Date”), and with the first installment including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination.

(ii)           CIC Severance Payments and Benefits.  If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, during the Change in Control Protection Period, then, in addition to the Accrued Benefits (and, for the avoidance of doubt, in lieu of the Non-CIC Severance Payments and Benefits), the Company will provide you the following severance and related post-termination benefits (the “CIC Severance Payments and Benefits”):

(1)           The Company shall pay you an amount equal to the sum of twelve (12) months of your Base Pay as in effect immediately prior to the Date of Termination and your target Annual Bonus for the calendar year in which the Date of Termination occurs, (collectively, the “CIC Severance Payment”);

(2)         The Company shall pay you an amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the first anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination).  For the avoidance of doubt, if immediately prior to the termination of your

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employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions; and

(3)           Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, any unvested Equity Awards outstanding immediately prior to the Date of Termination shall automatically become fully vested and exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become effective and irrevocable as of such date (the “CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards  shall automatically be forfeited for no consideration on such date.

(4)         Subject to the provisions of Sections 3(c) and 6, the CIC Severance Payment and the Continued Benefit Payments shall be paid in equal installments during the twelve (12)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on Severance Commencement Date, and with the first installment including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination shall be made in a lump sum on the Severance Commencement Date.

(c)           Release.  Any amounts payable pursuant to Section 3(b)(i) or Section 3(b)(ii), as applicable (collectively, the “Severance Benefits”), shall be in lieu of notice or any other severance benefits to which you might otherwise be entitled from any Lemonade Entity.  Notwithstanding anything to the contrary herein, the Company’s provision of the Severance Benefits will be contingent upon your timely execution and non-revocation of a general  waiver and release of claims agreement in a form to be provided by the Company (a “Release Agreement”), subject to the terms set forth herein. You will have twenty-one (21) days (or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) days) following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the “Revocation Period”). If you do not timely execute or if you subsequently revoke the Release Agreement, you shall be required to pay to the Company, immediately upon demand therefor, the amount of any payments or benefits you received in connection with any portion of Equity Awards that was eligible to vest pursuant to Section 3(b) (including, without limitation, proceeds received or realized by you from the sale or surrender of any shares underlying such Equity Awards in connection with applicable tax withholding).

(d)           The provisions of this Section 3 shall supersede in their entirety any severance payment provisions in any employment agreement, severance plan, severance policy, severance program or other severance arrangement maintained by the Company. The Company shall have no further obligation to you in the event of termination of your employment for any reason at any time, other than those obligations specifically set forth in this Section 3.

4.     Mitigation.  You shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, subject to Section 5; provided, however, that any loans, advances or other amounts owed by you to the Company may be offset by the Company and its affiliates against amounts payable to you under Section 3 to the greatest extent permitted by applicable law.

5.     Restrictive Covenants and Other Conditions.  You acknowledge and agree that you are a party to that certain Proprietary Information, Assignment of Inventions Non Disclosure and Non Compete Agreement, dated as of October 3, 2016, and such agreement remains in full force and effect (the “Restrictive Covenant Agreement”). In the event of (a) your material breach of the Restrictive Covenant Agreement, (b) your engagement in any act or

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omission after the Date of Termination that would have constituted “Cause” under subsection (i) of the definition thereof (without regard for any cure periods therein) for termination of your employment had you remained employed after the Date of Termination, or (c) the Company’s determination in good faith that facts or circumstances existed on the Date of Termination that, if known by the Company on the Date of Termination, would have constituted Cause, the Company shall be entitled to cease all payments and benefits pursuant to Section 3(b), all Equity Awards that vested pursuant to Section 3(b) and any shares of Company stock you received with respect thereto shall immediately be forfeited, without payment therefor, and you shall be required to pay to the Company, immediately upon demand therefor, the amount of any proceeds realized by you from the sale of any such shares.

6.       Section 409A Tax Implications.  Any payments or benefits required to be provided under this Agreement that is subject to Section 409A of the Code shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the Code and the regulations and guidance issued thereunder (collectively, “Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)           To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Each installment of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to this Agreement in connection with your termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid until the first business day that is six (6) months plus one (1) day or more after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except such earlier date as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)           The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.

Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Board determines that this Agreement may be subject to Section 409A, the Board may (but is not obligated to), without your consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt this Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

7.     Section 280G.  If any payment or benefit you would receive or retain under this Severance Agreement, when combined with any other payment or benefit you receive or retain in connection with a “change in control event” within the meaning of Section 280G of the Code and the regulations and guidance thereunder (“Section 280G”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 7, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a

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nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “280G Advisor”). The 280G Advisor shall provide detailed supporting calculations both to you and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any final determination by the 280G Advisor shall be binding upon you and the Company. For purposes of making the calculations required by this Section 7, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.     Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion or advice of counsel if any questions as to the amount or requirement of withholding arise.

9.              Miscellaneous.

(a)                                 This Agreement, together with any written employment agreement or offer letter to which you may be a party and any agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, with respect to the subject matter hereof, other than with respect to any agreements between you and the Company with respect to confidential information, intellectual property, non-competition, non-solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief, including, without limitation, the Restrictive Covenant Agreement); provided that Section 9(f) supersedes and replaces any prior dispute resolution provisions in any other prior agreement between you and the Company (including, without limitation, the Restrictive Covenant Agreement).

(b)                                 This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)                                  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable and except to the extent necessary to reform or delete such illegal or unenforceable provision, this Agreement shall remain unmodified and in full force and effect.

(d)                                 This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)                                  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Lemonade, Inc., 5 Crosby Street, 3rd Floor, Attn: Head of Legal, and to you at the most current address we have in your employment file.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit

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in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                   Arbitration.  Notwithstanding anything to the contrary (including, without limitation, any other written agreement by and between you and any Lemonade Entity):

i.                  Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof (a “Dispute”) which cannot be settled by mutual agreement will be finally settled by binding arbitration in New York, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.               The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.            The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney in connection with any Dispute; provided that, to the extent the arbitrator determines you have prevailed on at least one material issue involved in any Dispute commencing during the Change in Control Protection Period, the Company shall reimburse you for all reasonable attorneys’ fees in connection with such Dispute.

iv.           The parties agree that this Section 9(f) has been included to resolve any Disputes, and that this Section 9(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a Dispute to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.              The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g)                                  This Agreement shall be governed by and interpreted in accordance with the laws of New York, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

10.  Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

8

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IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:
/s/ John Peters
Name: John Peters
Title: Chief Insurance Officer

COMPANY:

By:	/s/ Shai Wininger

Name: Shai Wininger
Title: President, Chief Operating Officer and Secretary

Signature Page to Severance Agreement

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